        UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2021

COMSTOCK MINING INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)
117 American Flat Road, Virginia City, Nevada 89440

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000666 per share	LODE	NYSE AMERICAN

Item 1.01     Entry into a Material Definitive Agreement.
On June 24, 2021, Comstock Mining Inc. (the “Company”), announced the formation of, and its investment in, Quantum Generative Materials LLC (“GenMat”).

After forming GenMat, the Company entered into the Limited Liability Company Operating Agreement of GenMat (the “Operating Agreement”). Pursuant to the Operating Agreement, the Company received 285,000 unrestricted Class A Membership Interest Units in GenMat (“Units”) and 165,000 restricted Units (“Restricted Units”), for a total of 450,000 Units on the date of closing in consideration of its time, efforts, resources, and covenants required to achieve GenMat’s goals. In addition, pursuant to the Operating Agreement, the Restricted Units will vest in the following amounts upon achievement of the following milestones: 105,000 Units shall vest upon realization of certain objectives of GenMat specified in the Operating Agreement (the “Phase One Objectives”); 40,000 Units shall vest upon realization of certain other objectives of GenMat specified in the Operating Agreement (the “Phase Two Objectives”); and 20,000 Units shall vest upon realization of certain other objectives of GenMat specified in the Operating Agreement (the “Phase Three Objectives”). At the date of execution of the Operating Agreement, GenMat had 950,000 total issued and outstanding Units (including all Units issued to the Company, subject to vesting).

Effective June 24, 2021, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with GenMat. Under the terms of the Purchase Agreement, the Company agreed to purchase a total of 50,000 Units at a purchase price of $1,000 per Unit. Such 50,000 Units represent 5% of the fully diluted issued and outstanding Units of GenMat full performance under the Purchase Agreement.

The Company will purchase 15,000 Units at the closing (the “Closing Units”) in exchange for $15,000,000 (“Initial Funding”), comprised of the following amounts: $5,000,000 in cash funds (the “Cash Payments”), which shall be wired to GenMat on the following schedule: $2,000,000.00 at closing, $1,500,000 on August 31, 2021, and $1,500,000 on October 31, 2021. In addition, the Company is required to deliver 3,000,000 restricted common shares issued by the Company (the “Closing Stock Payment”).

The Company will purchase an additional 15,000 Units upon completion of the Phase One Objectives in exchange for $15,000,000, 10,000 Units upon completion of the Phase Two Objectives in exchange for $10,000,000, and 10,000 Units upon completion of the Phase Three Objectives in exchange for $10,000,000. The Company has the right to pre-pay any investments described above, including by depositing additional shares of common stock of the Company into escrow in anticipation of GenMat’s realization of the Phase One Objectives, Phase Two Objectives, and/or Phase Three Objectives; provided that no less than one-third of each applicable subsequent investment tranche will be paid in cash upon realization of the relevant milestones.

If the Initial Funding and the Closing Stock Payment result in proceeds of less than $15,000,000 to GenMat, then the Company will be required to provide additional cash to make up such shortfall. Any proceeds received by GenMat from the Initial Funding and the Closing Stock Payment in excess of $15,000,000 will held in escrow by GenMat to be used toward the subsequent required investments.

In addition, affiliates of the Company secured exclusive licenses to intellectual property created by GenMat in the following three fields of use: batteries (identification, characterization, verification, extraction, processing, and refining of materials for batteries, especially cathodes, anodes and electrolytes, including any and all products, services, systems, methods, materials, compositions, components, apparatuses, and/or processes in connection with the foregoing); carbon (administration, generation, collection, storage, distribution, extraction, conditioning, processing, refining, utilization, and circulation of carbon dioxide, including products, services, systems, methods, materials, compositions, components, apparatuses, and/or processes in connection with the foregoing, as may be inspired by, but not limited to, natural photosynthetic organisms and processes); and mining (identification, characterization, verification, extraction, processing, and refining of targeted elements from virgin and waste natural resources). Each of such licenses provide for the Company’s affiliate to pay a $10 million license fee plus a royalty of 2.25% of net sales in such field of use.

The foregoing summary of the terms of the Purchase Agreement and the Operating Agreement are not intended to be exhaustive and are qualified in their entirety by the terms of the Purchase Agreement and the Operating Agreement, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, each of which is incorporated by reference herein.

A copy of the press release announcing the transactions contemplated by the Purchase Agreement is attached as Exhibit 99.1 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

10.1	Membership Interest Purchase Agreement
10.2	Operating Agreement
99.1	Press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK MINING INC.

Date: June 24, 2021	By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis Title: Executive Chairman and Chief Executive Officer